Exhibit 99.1

Expion360 Reports Second Quarter 2025 Financial and Operational Results

Q2 2025 Sales Growth of 134% to $3.0 Million Fueled by Strong Demand for New Products and Technologies

Records Two of the Most Successful Months of Sales in Company History in Q2 2025

Sixth Consecutive Quarter of Sales Growth

REDMOND, OR – August 13, 2025 -- Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium iron phosphate battery power storage, today reported its financial and operational results for the first quarter ended June 30, 2025.

Second Quarter 2025 and Subsequent Financial and Operational Highlights

·	Q2 2025 net sales totaled $3.0 million, up 134% from Q2 2024, and up 46% from Q1 2025.
·	First half 2025 net sales of $5.0 million, up 124% from the first half of 2024.
·	6th consecutive quarter of sales growth.
·	Gross profit increased 91% compared to Q2 2024.
·	First half 2025 operating cash burn improved 52% compared to the first half of 2024.
·	$1.4 million in cash, cash equivalents and accounts receivable.
·	Regained compliance with Nasdaq Listing Rule 5550(a)(2) as of August 13, 2025.

Management Commentary

"The second quarter of 2025 was highlighted by two of the most successful sales months in our history, providing exceptional sales growth and momentum,” said Brian Schaffner, Chief Executive Officer and Interim Chief Financial Officer. “Net sales grew 134% year over year to $3.0 million, and sequentially for a sixth consecutive quarter on strong organic sales within our large customer base of dealers, distributors, OEMs and private label clients.

“Gross margin was adversely affected by ongoing tariff uncertainty during the quarter and increased volume of lower margin pass-through product sales, decreasing from 24% in Q1 2025 to 21% in Q2 2025. Gross margin impact was partially offset by our previous tariff mitigation efforts of adding 6-12 months of inventory before new tariffs were introduced, which reduced costs within our current line of batteries. We are also seeking to improve margins by diversifying our supply chain and have already transitioned certain products to U.S.-based manufacturers. This shift has resulted in lower costs for these products given the current tariff environment—particularly for steel and aluminum accessories—and we continue to explore additional sourcing opportunities from other countries. Our long-term goal is to onshore manufacturing of most of our components and assemblies. We are also actively engaged with resources in Washington, D.C. to advocate for reduced tariff impacts on our business and operations.”

“Our Home Energy Storage Solutions (HESS), which began production earlier this year, enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages. Of our two home energy product options, one has achieved UL9540 certification, and the second is in the final stages of UL approval. Proper UL certification is vital as states such as California require UL9540 certification of the battery and inverter system to qualify for tax credits.”

“Looking ahead, with our current balance sheet positioning, from a combination of cash, receivables, and strong inventory levels, we believe we are well positioned to execute on our key growth initiatives, including adding OEM partnerships and distributors, further developing HESS, and introducing new technologies and batteries. We remain focused on expanding distribution and advancing our lithium-ion battery technology,” concluded Mr. Schaffner.

Second Quarter 2025 Financial Summary

Net sales in the second quarter of 2025 totaled $3.0 million, an increase of 134% from $1.3 million in the prior year period. The increase in net sales was primarily attributable to sales growth in the RV market along with accessory sales growth through integrator partners.

Gross profit totaled $0.6 million, or 21% as a percentage of sales, as compared to $0.3 million, or 25% as a percentage of sales, in the prior year period. The decrease in gross margin percentage was primarily attributable to the product mix sold in different periods.

Selling, general and administrative expenses were $2.0 million, which was relatively flat compared to the prior year period, but reflecting a decrease of 91 percentage points as a percentage of sales, from 157% of sales in the second quarter of 2024 to 66% of sales in the second quarter of 2025. The nominal decrease was primarily due to reduced costs of rent and related expenses, partially offset by smaller increases in travel expense, research and development, and other expenses.

Net loss totaled $1.4 million, a 38% improvement from $2.2 million in the prior year period. The decrease in net loss was primarily the result of higher net sales combined with relatively flat selling, general, and administrative expenses.

First Half 2025 Financial Summary

For the six months ended June 30, 2025, net sales totaled $5.0 million, an increase of 124% from $2.2 million in the prior year period. The increase in net sales was primarily attributable to sales growth in the RV market along with accessory sales growth through integrator partners.

Gross profit totaled $1.1 million, or 22% as a percentage of sales, compared to $0.5 million, or 24% as a percentage of sales, in the prior year period. The decrease in gross margin percentage was primarily attributable to the product mix sold in different periods.

Selling, general and administrative expenses decreased 14% to $3.6 million compared to $4.2 million in the prior year period, and decreased as a percentage of sales by 114 percentage points, from 186% of sales in the first half of 2024 to 72% of sales in the first half of 2025. The decrease was primarily due to decreases in salaries and benefits, rent and related expenses, and legal and professional fees, slightly offset by an increase in research and development expenses.

Net loss totaled $2.5 million, a 43% improvement from $4.4 million in the prior year period. The decrease in net loss was primarily the result of higher net sales for the period combined with a decrease in selling, general, and administrative expenses.

Cash and cash equivalents totaled $0.7 million as of June 30, 2025, compared to $0.5 million as of December 31, 2024.

Net cash used in operating activities totaled $1.6 million, compared to $3.4 million in the prior year period. Receiving inventory that was prepaid during the prior period accounted for the majority of the change for the six months ended June 30, 2025.

Compliance with Nasdaq Listing Rules

The Company has regained compliance with the Nasdaq minimum bid price requirement and its common stock continues to be listed and traded on The Nasdaq Capital Market.

The Company previously received a notice from The Nasdaq Stock Market stating it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). However, the trading price of the Company’s common stock closed above $1.00 per share for more than ten consecutive trading days and, as a result, the Company received a letter from Nasdaq advising that the Company had regained compliance with the Nasdaq minimum bid price requirement.

Second Quarter 2025 Results Conference Call

Brian Schaffner, Chief Executive Officer and Interim Chief Financial Officer of Expion360, will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Wednesday, August 13, 2025
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-844-825-9789
International Dial-in:	1-412-317-5180
Conference Code:	10200569
Webcast:	XPON Q2 2025 Financial Results Conference Call

A telephone replay will be available approximately three hours after the call and will remain available through August 27, 2025, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 10200569. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and residential energy storage.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country.

To learn more about the Company, visit expion360.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s ability to execute on its growth strategy and initiatives, and expand sales to new and existing customers; the Company’s ability to implement cost mitigation efforts, including diversifying its supply chain and onshoring manufacturing; the impact of tariffs on the Company’s business and financial results, and its ability to mitigate those impacts; and the Company’s ability to expand its product portfolio and introduce new technologies. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law or Nasdaq listing standards, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

Brian Schaffner, CEO and Interim CFO

541-797-6714

Email Contact

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

EXPION360 INC.
BALANCE SHEETS

	As of June 30, 2025 (Unaudited)	As of December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$684,920	$547,565
Accounts receivable, net	715,724	613,022
Inventory	5,138,263	4,831,461
Prepaid/in-transit inventory	485,507	1,612,686
Prepaid expenses and other current assets	350,848	236,461
Total current assets	7,375,262	7,841,195

Property and equipment	807,082	914,081
Accumulated depreciation	(427,459)	(430,191)
Property and equipment, net	379,623	483,890

Other Assets
Operating leases – right-of-use assets	818,188	754,832
Deposits	32,016	27,471
Total other assets	850,204	782,303
Total assets	$8,605,089	$9,107,388

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$675,351	$338,091
Customer deposits	48,693	48,474
Accrued expenses and other current liabilities	250,390	187,464
Current portion of operating lease liability	318,335	256,153
Current portion of long-term debt	30,772	31,758
Suspended Liability	4,485,948	4,985,948
Total current liabilities	5,809,489	5,847,888

Long-term debt, net of current portion and discount	182,842	198,412
Operating lease liability, net of current portion	545,535	542,764
Total liabilities	$6,537,866	$6,589,064

Stockholders’ equity
Preferred stock, par value $0.001 per share; 20,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 3,374,468 and 2,096,082 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	3,374	2,096
Additional paid-in capital	39,159,947	37,091,468
Accumulated deficit	(37,096,098)	(34,575,240)
Total stockholders’ equity	2,067,223	2,518,324
Total liabilities and stockholders’ equity	$8,605,089	$9,107,388

EXPION360 INC.
STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$2,989,947	$1,278,109	$5,039,278	$2,249,967
Cost of sales	2,367,337	952,646	3,915,101	1,701,982
Gross profit	622,610	325,463	1,124,177	547,985
Selling, general and administrative	1,972,806	2,004,260	3,622,241	4,193,734
Loss from operations	(1,350,196)	(1,678,797)	(2,498,064)	(3,645,749)

Other expense
Interest income	—	(18,596)	(1)	(45,460)
Interest expense	3,649	250,560	9,317	503,846
Loss on sale of property and equipment	14,978	—	13,353	306
Settlement expense	—	309,000	—	309,000
Other (income) / expense	—	11	50	(1,189)
Total other expense	18,627	540,975	22,719	766,503
Loss before income taxes	(1,368,823)	(2,219,772)	(2,520,783)	(4,412,252)

Franchise taxes	37	460	75	920
Net loss	$(1,368,860)	$(2,220,232)	$(2,520,858)	$(4,413,172)

Net loss per share (basic and diluted)	$(0.41)	$(30.20)	$(0.78)	$(61.48)
Weighted-average number of common shares outstanding	3,335,237	73,517	3,223,003	71,787

EXPION360 INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024
Cash flows from operating activities

Net loss	$(2,520,858)	$(4,413,172)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	65,244	94,866
Amortization of convertible note costs	—	333,572
Loss on sale of property and equipment	13,353	306
Stock-based settlement	—	209,000
Stock-based compensation	183,950	438,923
Issuance of common stock in exchange for services	106,250	—
Non-cash expense in exchange for asset disposal	21,420	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(102,702)	(198,071)
(Increase) / Decrease in inventory	(306,802)	463,558
(Increase) / Decrease in prepaid/in-transit inventory	1,127,179	(555,338)
Increase in prepaid expenses and other current assets	(114,387)	(27,242)
Increase in deposits	(4,545)	—
Increase in accounts payable	337,260	145,566
Increase / (Decrease) in customer deposits	219	(3,329)
Increase in accrued expenses and other current liabilities	62,926	98,166
Increase in right-of-use assets and lease liabilities	1,597	6,929
Decrease in suspended liability	(500,000)	—
Net cash used in operating activities	(1,629,896)	(3,406,266)

Cash flows from investing activities
Purchases of property and equipment	—	(10,550)
Net proceeds from sale of property and equipment	4,250	87,684
Net cash provided by investing activities	4,250	77,134

Cash flows from financing activities
Principal payments on convertible note	—	(365,671)
Principal payments on long-term debt	(16,556)	(101,560)
Principal payments on stockholder promissory notes	—	(62,500)
Net proceeds from exercise of warrants	—	(4)
Net proceeds from issuance of common stock	1,779,557	828,492
Net cash provided by financing activities	1,763,001	298,757

Net change in cash and cash equivalents	137,355	(3,030,375)
Cash and cash equivalents, beginning	547,565	3,932,698
Cash and cash equivalents, ending	684,920	902,323